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Exhibit 4.3

           , 2001
MSC.Software Corporation
2 MacArthur Place
Santa Ana, California 92707
Ladies and Gentlemen:

    The undersigned, a holder of options (the "Options") to purchase MSC.Software Corporation ("Company") common stock by virtue of the assumption by Company of certain options to purchase common stock of Advanced Enterprise Solutions, Inc. ("AES") in connection with the merger (the "Merger") of AES with and into a subsidiary of the Company, hereby agrees as follows:

    (a) the execution of this Lock-up Agreement is a condition to the exercise of the Options held by the undersigned;

    (b) in the event that the undersigned's options in Tyra Technologies, Inc. were unvested immediately prior to the Merger (excluding any vesting as a result of the Merger or the transactions contemplated thereby), the undersigned will not offer to sell, sell or otherwise dispose of any shares of common stock of the Company issued upon exercise of the Options until the later of (i) July  , 2003 or (ii) the original vesting date of such Options, in each case without the prior written consent of the Company;

    (c) in the event that the undersigned's options in Tyra Technologies, Inc. were vested immediately prior to the Merger (excluding any vesting as a result of the Merger or the transactions contemplated thereby), the undersigned will not offer to sell, sell or otherwise dispose of (i) any shares of common stock of the Company issuable upon exercise of the Options during the period from July  , 2001 until January  , 2002, (ii) greater than 25% of the total number of shares of common stock of the Company issuable upon exercise of the Options in the period from January  , 2002 until July  , 2002, (iii) greater than 50% of the total number of shares of common stock of the Company issuable upon exercise of the Options in the period from July  , 2002 until January  , 2003, and (iv) greater than 75% of the total number of shares of common stock of the Company issuable upon exercise of the Options in the period from January  , 2003 until July  , 2003, in each case without the prior written consent of the Company; and

    (d) if the undersigned's employment with Company or one of its affiliates is terminated by Company or its affiliates at any time (other than for Cause (as hereinafter defined)), the lockup referred to in paragraphs (b) and (c) above shall be of no further force or effect.

    For the purposes hereof, "Cause" shall mean (i) the continued, unreasonable refusal or omission by the undersigned to perform any material duties required of him by the Company or its affiliates if such duties are consistent with duties customary for the position held by the undersigned; (ii) any material act or omission by the undersigned involving malfeasance or gross negligence in the performance of the undersigned's duties to, or material deviation from any of the policies or directives of, the Company or its affiliates; (iii) conduct on the part of the undersigned which constitutes the breach of any statutory or common law duty of loyalty to the Company or its affiliates; or (iv) any illegal act by the undersigned which materially and adversely affects the business of the Company or its affiliates or any felony committed by the undersigned, as evidenced by the conviction thereof.

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Exhibit 4.3